                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.          )

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Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

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 ...............................................................................

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 ...............................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                                                                  March 27, 1997

Dear Stockholder:

     The Annual Meeting of Stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 7, 1997, at 2:00 P.M., local time. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

     You are cordially invited to attend this meeting. The Hess Office Building may be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.

                                Sincerely yours,

                /s/ John B. Hess                                    /s/ W. S. H. Laidlaw
              Chairman of the Board                                    President and
           and Chief Executive Officer                            Chief Operating Officer

                                  /s/ Leon Hess
                      Chairman of the Executive Committee

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      WEDNESDAY, MAY 7, 1997, AT 2:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 7, 1997, at 2:00 P.M., local time, for the following purposes:

       1. To elect five directors for the ensuing three-year term (pages 1 to 16 of Proxy Statement);

       2. To act upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors (page 17); and

       3. To transact any other business which properly may be brought before the meeting.

     All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 17, 1997 will be entitled to vote at the meeting.

                      By order of the Board of Directors,

                                 Carl T. Tursi
                                   Secretary

New York, New York
March 27, 1997

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

                            AMERADA HESS CORPORATION
                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Amerada Hess Corporation (the "Corporation") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on May 7, 1997, at 2:00 P.M., local time.

     The Corporation's principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this Proxy Statement is first being sent to stockholders is March 27, 1997.

     You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the Annual Meeting and voting in person. Proxies in the form enclosed, unless revoked prior to the closing of polls for each matter upon which the stockholders will be entitled to vote at the Annual Meeting, will be voted at the Annual Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, for the election of directors nominated herein and the proposal to ratify the selection of Ernst & Young LLP ("Ernst & Young") as independent auditors for the fiscal year ending December 31, 1997.

     Holders of record of Common Stock, par value $1.00 per share ("Common Stock"), of the Corporation at the close of business on March 17, 1997 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On March 17, 1997, there were 92,856,305 shares of Common Stock outstanding. There are no other voting securities of the Corporation outstanding. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Election of directors shall be had by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. Although it is expected that all candidates will be able to serve, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

     The following table presents information as of February 1, 1997 on the nominees for election as directors of the Corporation and the directors continuing in their respective terms of office:

                             NOMINEES FOR DIRECTOR

                                   Class III
                      For Three-Year Term Expiring in 2000

                               PRINCIPAL OCCUPATION               DIRECTOR
         NAME                 AND BUSINESS EXPERIENCE      AGE      SINCE         OTHER DIRECTORSHIPS
-----------------------   --------------------------------------- ---------   ---------------------------
Peter S. Hadley........   Former Senior Vice President,     68      1991                --
                            Metropolitan Life Insurance
                            Company
John B. Hess...........   Chairman of the Board and Chief   42      1978                --
                            Executive Officer
William R. Johnson.....   President and Chief Operating     48      1996        Cincinnati Financial
                            Officer and Director,                                 Corporation
                            H.J. Heinz Company
John Y. Schreyer.......   Executive Vice President and      57      1990                --
                            Chief Financial Officer
William I. Spencer.....   Independent Consultant;           79      1982                --
                            Former President and Chief
                          Administrative Officer,
                            Citicorp and Citibank, N.A.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    Class I
                             Term Expiring in 1998

                               PRINCIPAL OCCUPATION               DIRECTOR
         NAME                 AND BUSINESS EXPERIENCE      AGE      SINCE         OTHER DIRECTORSHIPS
-----------------------   --------------------------------------- ---------   ---------------------------
Marco B. Bianchi.......   Senior Vice President             57      1988               --

Nicholas F. Brady......   Chairman, Darby Overseas          66      1994      Christiana Companies, Inc.
                            Investments, Ltd. (investment                     H.J. Heinz Company
                            firm);                                            Director or trustee of 27
                            Former Secretary of the                             Templeton mutual funds
                            United States Department of
                            the Treasury;
                            Former Chairman of the Board,
                            Dillon, Read & Co. Inc.
                            (investment banking firm)
J. Barclay Collins II..   Executive Vice President and      52      1986      Dime Bancorp, Inc.
                            General Counsel
Leon Hess..............   Chairman of the Executive         82      1968              --
                            Committee; Former Chairman of
                            the Board and Chief Executive
                            Officer of the Corporation
Thomas H. Kean.........   President, Drew University;       61      1990      ARAMARK Corporation
                          Former Governor of the                              Bell Atlantic Corporation
                            State of New Jersey                               Beneficial Corporation
                                                                              Fiduciary Trust Company
                                                                                International
                                                                              United HealthCare
                                                                                Corporation

H. W. McCollum.........   Chairman of the Finance           83      1969             --
                            Committee

                                    Class II
                             Term Expiring in 1999

                               PRINCIPAL OCCUPATION               DIRECTOR
         NAME                 AND BUSINESS EXPERIENCE      AGE      SINCE         OTHER DIRECTORSHIPS
-----------------------   --------------------------------------- ---------   ---------------------------
Edith E. Holiday.......   Attorney; Former Assistant to     44      1993      Beverly Enterprises, Inc.
                            the President of the United                       Hercules, Incorporated
                            States and Secretary of the                       H.J. Heinz Company
                            Cabinet;                                          Director or trustee of
                            Former General Counsel,                             15 Templeton mutual
                            United States Department of                         funds
                            the Treasury
W. S. H. Laidlaw.......   President and Chief Operating     41      1994      Premier Oil plc
                            Officer
Roger B. Oresman.......   Consulting Partner,               76      1969      --
                            Milbank, Tweed,
                            Hadley & McCloy
                            (attorneys)
Robert N. Wilson.......   Vice Chairman of the Board of     56      1996      United States Trust
                            Directors, Johnson & Johnson                        Corporation
Robert F. Wright.......   Former President and Chief        71      1981      --
                            Operating Officer of the
                            Corporation

     All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. On May 3, 1995, Mr. Leon Hess resigned as Chairman of the Board and Chief Executive Officer, Mr. John B. Hess, formerly Senior Executive Vice President of the Corporation, was elected Chairman of the Board and Chief Executive Officer, and Mr. Laidlaw, formerly an Executive Vice President of the Corporation and Managing Director of its wholly-owned British subsidiary, Amerada Hess Limited, was elected President and Chief Operating Officer of the Corporation. Mr. Brady served as Secretary of the United States Department of the Treasury from 1988 to 1993. Mr. Johnson served in various senior executive positions at H.J. Heinz Company prior to his election as its President and Chief Operating Officer in 1996. From 1990 until 1993, Ms. Holiday served as an assistant to President Bush and prior thereto in several senior positions in the United States Department of the Treasury.

     Leon Hess is John B. Hess' father. Leon Hess may be deemed to be a control person of the Corporation by virtue of his stock ownership. See "Ownership of Equity Securities by Management."

     The Audit Committee of the Board of Directors is composed of William I. Spencer, Chairman, Edith E. Holiday and Thomas H. Kean. The Audit Committee met four times in 1996, once with respect to 1995 business and three times with respect to 1996 business. The Audit Committee reviews the audit plan developed by the Corporation's independent auditors in connection with their annual audit of the Corporation's financial statements, the results of audits performed by the Corporation's independent auditors, the independent auditors' charges to the Corporation, the response of management of the Corporation to management letters issued by the Corporation's independent auditors, current accounting rules and changes therein, the operations of the Corporation's internal audit department, the Corporation's audited financial statements and the implementation of the Corporation's Business Practice Guide covering compliance with applicable laws and Corporation policy. The Audit Committee also recommends the selection of independent auditors to the Board of Directors each year.

     The Board of Directors' Compensation Committee (the "Compensation Committee") is composed of Nicholas F. Brady, Chairman, Peter S. Hadley and William I. Spencer. The Compensation Committee, which met three times in 1996, approves and administers the Corporation's compensation policies for executive officers and approves the compensation of the Chief Executive Officer and in connection therewith makes awards of restricted Common Stock and book value appreciation units under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan. The Compensation Committee also is authorized to make awards of options, restricted stock and other stock and cash compensation permitted under the 1995 Long-Term Incentive Plan.

     The Employee Benefits and Pension Committee of the Board of Directors is composed of William I. Spencer, Chairman, Peter S. Hadley, Edith E. Holiday, Thomas H. Kean and Roger B. Oresman. This Committee, which met once in 1996, oversees the Corporation's benefit plans. It recommends to the Board of Directors asset allocation targets and investment managers for the Employees' Pension Plan and appoints investment managers for the Employees' Savings and Stock Bonus Plan.

     In August 1996, the Board of Directors established the Directors and Board Affairs Committee and elected as members Nicholas F. Brady, Chairman, John B. Hess, Leon Hess, Edith E. Holiday and Thomas H. Kean. This Committee met twice in 1996. It is responsible for reviewing the size and composition of the Board, as well as appropriate board practices and procedures, board meeting content, frequency and length, and the composition and function of committees of the Board of Directors. This Committee also recommends for election as directors qualified candidates identified through various sources. Stockholders may suggest candidates by writing to the Secretary of the Corporation, including a brief summary of each candidate's qualifications.

     The Board of Directors met twelve times in 1996, and, except for Messrs. McCollum and Johnson, each director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors on which he or she served during 1996. Mr. Johnson was elected to the Board in October 1996 and was unable to attend one of the two meetings following his election because of a prior commitment.

CERTAIN TRANSACTIONS AND OTHER INFORMATION

     The Corporation retained Milbank, Tweed, Hadley & McCloy, of which Mr. Oresman is a consulting partner, to provide legal services in 1996. It is expected that the Corporation's dealings with this firm will continue in 1997.

     Mr. Leon Hess owns 11 1/2%, and owns a 50% equity interest in another corporation which owns 34%, of the capital stock of Galaxie Corporation, of which Southland Oil Co. ("Southland") is a wholly-owned subsidiary. From January 1, 1996 through February 28, 1997, the Corporation sold $3,811,000 of crude oil to Southland at competitive market prices. In early 1997, the Corporation entered into a settlement agreement terminating the contract under which the Corporation sold such crude oil and paid Southland $576,000.

     Mr. Leon Hess owns 50% of the capital stock of Mississippi Valley Gas Company ("Mississippi Valley"), of which Mississippi Energies Inc. is a wholly-owned subsidiary. Prior to 1996 the Corporation, Southland, Mississippi Energies Inc. and Capitol Street Corporation, a wholly-owned subsidiary of Galaxie Corporation, participated with unrelated third parties in the drilling of two oil and gas development wells in Mississippi, in one of which the above-named parties own undivided interests of 40%, 13%, 13% and 13%, respectively, and in one of which they own undivided interests of 45%, 15%, 15% and 15%, respectively. The Corporation also participated in the construction of a gathering system in which the above-named parties own undivided interests of 40%, 13%, 13% and 13%, respectively. Pursuant to the terms of its participations, the Corporation expended $37,000 for operating expenses in 1996 in connection with the operation of these wells. The Corporation sold its share of natural gas produced from these wells during 1996 to Mississippi Valley for $130,000. In June 1996, the Corporation sold its interest in these wells and the gathering system to an unrelated third party. The Corporation believes that the terms of its participation in each of these wells and the gathering system and the prices and terms of its sales of natural gas production therefrom were at least as favorable to it as those it would have received if all participants and the purchaser of such natural gas production were unrelated third parties.

     In 1996, the Corporation sold petroleum products and charged storage fees in an aggregate amount of $753,112 to Johnson & Johnson, of which Mr. Wilson is Vice Chairman. These sales and charges were made at competitive market prices pursuant to longstanding contractual relationships.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer during 1996 and the four most highly compensated executive officers other than the Chief Executive Officer, for services in all capacities to the Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                           ------------------------------------
                                                                                   AWARDS             PAYOUTS
                                           ANNUAL COMPENSATION             -----------------------   ----------
                                 ---------------------------------------   RESTRICTED    SECURITIES
                                                             OTHER            STOCK      UNDERLYING                  ALL OTHER
   NAME AND PRINCIPAL                                        ANNUAL        AWARD(S)($)   OPTIONS/       LTIP      COMPENSATION($)
        POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)*       **         SARS(#)    PAYOUTS($)         ***
------------------------  ----   ---------   --------   ----------------   -----------   ---------   ----------   ---------------
          (a)             (b)       (c)        (d)            (e)              (f)          (g)         (h)             (i)
------------------------  ----   ---------   --------   ----------------   -----------   ---------   ----------   ---------------
John B. Hess,...........  1996   1,000,000        --              --               --     105,000           --          7,500
  Chairman of the Board   1995     900,000        --              --               --     149,000           --          7,500
    and Chief Executive   1994     735,000        --              --          990,000          --           --          7,500
    Officer

W. S. H. Laidlaw,.......  1996     900,000        --          39,250               --      70,000           --          7,500
  President and Chief     1995     775,000        --         798,837               --      90,000           --          7,500
    Operating Officer     1994     575,000        --         203,000          990,000          --           --          7,500

J. Barclay Collins,.....  1996     650,000        --              --               --      28,000           --          7,500
  Executive Vice          1995     600,000        --              --               --      45,000           --          7,500
    President and         1994     550,000        --              --          495,000          --           --             --
    General Counsel

John Y. Schreyer,.......  1996     650,000        --              --               --      28,000           --          7,500
  Executive Vice          1995     600,000        --              --               --      45,000           --          7,500
    President and Chief   1994     550,000        --              --          495,000          --           --          7,500
    Financial Officer

Marco B. Bianchi,.......  1996     525,000        --          62,775               --       9,500           --          7,500
  Senior Vice President   1995     500,000        --          62,526          149,250      11,500           --          7,500
                          1994     475,000        --          63,336          247,500          --           --          7,500

---------------
  * In connection with Mr. Laidlaw's overseas employment through May 3, 1995, the Corporation made payments on behalf of Mr. Laidlaw to United Kingdom taxing authorities equal to the difference between Mr. Laidlaw's actual United Kingdom income tax liability and a notional United States income tax on his compensation. These disbursements made in 1996 (for prior tax years) and in 1994 (for 1994 and prior tax years), based on the average dollar-sterling exchange rate for each such year, amounted to approximately $39,250 and $179,000, respectively. Amounts withheld from Mr. Laidlaw's salary exceeded disbursements to United Kingdom taxing authorities in 1995 by approximately $11,000. Amounts shown in 1995 for Mr. Laidlaw include relocation allowances of $787,422 to defray moving expenses and anticipated increased costs as a result of such relocation. The amounts shown for 1995 and 1994 for Mr. Laidlaw also include disbursements made in connection with his use of an automobile. Amounts shown for Mr. Bianchi include a $60,000 housing allowance in each year made in connection with Mr. Bianchi's relocation from Tulsa to New York as well as disbursements made in connection with his use of an automobile.

 ** At December 31, 1996, the named executives each held shares of restricted
    Common Stock, subject to vesting pursuant to the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan, in the following amounts and having the following aggregate market values at such date: Mr.
    J. B. Hess, 20,000 shares, $1,157,500; Mr. Laidlaw, 20,000 shares,
    $1,157,500; Mr. Collins, 10,000 shares, $578,750; Mr. Schreyer, 10,000 shares, $578,750 and Mr. Bianchi, 5,000
    shares, $289,375. At December 31, 1996, Mr. Bianchi also held 3,000 shares of restricted Common Stock, subject to vesting under the Corporation's 1995 Long-Term Incentive Plan, having a market value of $173,625 at such date. To the extent paid on the Corporation's Common Stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid, together with interest accrued thereon at short-term market rates, to the named executives. In addition to the shares of restricted stock awarded in 1994, the named executives were awarded tandem book value appreciation units, which are subject to vesting pursuant to this Plan together with related shares of restricted stock and which had no value on the date of award, in the following amounts: Mr. J. B. Hess, 20,000 units; Mr. Laidlaw, 20,000 units; Mr. Collins, 10,000 units; Mr. Schreyer, 10,000 units and Mr. Bianchi, 5,000 units. At December 31, 1996, the named executives held book value appreciation units in the same respective amounts, and having the following aggregate market values at such date: Mr. J. B. Hess, $72,800; Mr. Laidlaw, $72,800; Mr. Collins, $36,400;
    Mr. Schreyer, $36,400; and Mr. Bianchi, $18,200. Each book value appreciation unit entitles the holder to a cash payment equal to the increase, if any, in the book value per share of Common Stock over the vesting period of the restricted stock.

*** Amounts shown in column (i) represent matching contributions of the Corporation credited to the named executive officers under the Corporation's Employees' Savings and Stock Bonus Plan.

  STOCK OPTIONS

     In December 1996, the Compensation Committee granted non-qualified stock options to certain officers and other employees under the Corporation's 1995 Long-Term Incentive Plan (the "Incentive Plan"), approved by the stockholders of the Corporation at the Corporation's last annual meeting. These stock options are not currently exercisable. No stock appreciation rights were granted in 1996. The following table sets forth information concerning individual grants of stock options made under the Incentive Plan during the last fiscal year to each of the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*

                                                       INDIVIDUAL GRANTS
                                   ---------------------------------------------------------
                                    NUMBER OF     PERCENT OF TOTAL
                                   SECURITIES       OPTIONS/SARS      EXERCISE
                                   UNDERLYING        GRANTED TO       OR BASE                   GRANT DATE
                                   OPTIONS/SARS     EMPLOYEES IN       PRICE      EXPIRATION      PRESENT
               NAME                GRANTED(#)       FISCAL YEAR        ($/SH)        DATE       VALUE($)**
               (a)                     (b)              (c)             (d)          (e)            (f)
---------------------------------- -----------    ----------------    --------    ----------    -----------
John B. Hess,.....................    40,000             6.4            58.75       12/04/06       814,000
  Chairman of the Board and           65,000            10.3            64.62       12/04/06     1,173,250
     Chief Executive Officer

W. S. H. Laidlaw,.................    25,000             4.0            58.75       12/04/06       508,750
  President and Chief Operating       45,000             7.2            64.62       12/04/06       812,250
     Officer

J. Barclay Collins,...............    10,000             1.6            58.75       12/04/06       203,500
  Executive Vice President            18,000             2.9            64.62       12/04/06       324,900

John Y. Schreyer,.................    10,000             1.6            58.75       12/04/06       203,500
  Executive Vice President            18,000             2.9            64.62       12/04/06       324,900

Marco B. Bianchi,.................     3,500             0.6            58.75       12/04/06        71,225
  Senior Vice President                6,000             1.0            64.62       12/04/06       108,300

---------------
 * Stock options awarded by the Compensation Committee effective December 4, 1996 become fully exercisable on December 4, 1997, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control (as described in the Incentive Plan). At the discretion of the Compensation Committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. Such options remain exercisable until December 4, 2006, except in cases of death, disability, retirement or other termination of employment, in which case options remain exercisable only for certain specified periods thereafter. If an awardee's employment terminates prior to such options becoming exercisable, such options will be forfeited.

** The Grant Date Present Values shown in the above table have been determined, as permitted under applicable rules of the Securities and Exchange Commission, using the Black-Scholes option pricing model. This model, like all pricing models, requires certain assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected life of seven years for each option; volatility of 21.5% (based on historical volatility of the Common Stock over the seven-year period ending December 31, 1996); risk-free rate of return of 5.98%; and dividend yield of 1.0%.

     The following table sets forth information as to the named executives regarding the values of unexercised options under the Incentive Plan as of the end of the last fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF              VALUE OF UNEXERCISED
                                 SHARES                     UNEXERCISED OPTIONS/             IN-THE-MONEY
                               ACQUIRED ON     VALUE          SARS AT FY-END(#)        OPTIONS/SARS AT FY-END($)
             NAME              EXERCISE(#)  REALIZED($)  (EXERCISABLE/UNEXERCISABLE)  (EXERCISABLE/UNEXERCISABLE)
             (a)                   (b)          (c)                  (d)                          (e)
------------------------------ -----------  -----------  ---------------------------  ---------------------------
John B. Hess,.................   --           --               149,000/105,000                 509,375/0
  Chairman of the Board and
     Chief Executive Officer
W. S. H. Laidlaw,.............   --           --                 90,000/70,000                 306,250/0
  President and Chief
     Operating Officer
J. Barclay Collins,...........   --           --                 45,000/28,000                 153,125/0
  Executive Vice President
John Y. Schreyer,.............   --           --                 45,000/28,000                 153,125/0
  Executive Vice President
Marco B. Bianchi,.............   --           --                  11,500/9,500                  40,313/0
  Senior Vice President

  RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Corporation's Employees' Pension Plan (the "Pension Plan"), a qualified defined benefit pension plan, as well as a nonqualified supplemental plan that provides benefits, paid from the general assets of the Corporation, that would otherwise be paid to participants under the Pension Plan but for certain limitations on qualified plan benefits and compensation imposed by the Internal Revenue Code of 1986, as amended (the "Code"), based on remuneration that is covered under the Pension Plan and supplemental plan and years of service:

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE
                 -------------------------------------------------------------
REMUNERATION        15           20           25           30           35
------------     ---------    ---------    ---------    ---------    ---------
 $  500,000        120,000      160,000      200,000      240,000      280,000
    600,000        144,000      192,000      240,000      288,000      336,000
    700,000        168,000      224,000      280,000      336,000      392,000
    800,000        192,000      256,000      320,000      384,000      448,000
    900,000        216,000      288,000      360,000      432,000      504,000
  1,000,000        240,000      320,000      400,000      480,000      560,000
  1,200,000        288,000      384,000      480,000      576,000      672,000

     A participant's remuneration covered by the Pension Plan and the supplemental plan is twelve times the participant's average monthly compensation (as reported on an annual basis in column (c) of the Summary Compensation Table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 60 months immediately preceding the participant's retirement date. Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the Pension Plan. Covered compensation for the named executives as of December 31, 1996 was: Mr. J. B.
Hess: $878,333; Mr. Laidlaw: $750,000; Mr. Collins: $600,000; Mr. Schreyer:
$600,000; and Mr. Bianchi: $500,000.

     The years of credited service for the named executives under the Pension Plan and, except for Mr. Schreyer, the supplemental plan as of February 1, 1997 are as follows: J. B. Hess, 19 years;

W. S. H. Laidlaw, 15 years; J. B. Collins, 12 years; J. Y. Schreyer, 6 years; and M. B. Bianchi, 24 years. As of February 1, 1997, Mr. Schreyer had 32 years of credited service under the supplemental plan pursuant to a determination of the Compensation Committee, which gave Mr. Schreyer credit for 26 years of prior service with his prior employer for purposes of determining benefits payable under the supplemental plan. However, retirement benefits payable to Mr. Schreyer in connection with his prior employment will be deducted from benefits payable under the supplemental plan.

  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Schreyer has an agreement with the Corporation which provides credit for prior service and determines benefits payable under the Corporation's nonqualified supplemental retirement plan, as more fully described above under "Retirement Plans".

     Awards granted to employees under the Incentive Plan, including the named executive officers, are subject to accelerated vesting and cash-out upon the occurrence of a Change of Control, as defined in the Incentive Plan.

  DIRECTORS' COMPENSATION

     Each director who is not an employee of the Corporation or any of its subsidiaries receives an annual fee of $50,000 for membership on the Board of Directors and a fee of $1,000 for each Board of Directors' and Stockholders' meeting attended. Each such director receives an additional annual fee of $4,000 for membership on each committee of the Board of Directors on which such director serves and a fee of $1,000 for each committee meeting attended, except that each such director who is a member of the Executive Committee receives an additional annual fee of $75,000, but no fee for each meeting attended. The members of the Executive Committee are Leon Hess, Chairman, Nicholas F. Brady, John B. Hess, Thomas H. Kean, W. S. H. Laidlaw, John Y. Schreyer, William I. Spencer and Robert F. Wright. Messrs. L. Hess, J. B. Hess, Laidlaw and Schreyer are employees of the Corporation and receive no additional compensation for serving on any committee of the Board of Directors.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is responsible for approving and administering the Corporation's compensation policies for executive officers and approving the compensation of the Chief Executive Officer of the Corporation. The following report was prepared by the Compensation Committee after its meeting on December 4, 1996 and the Compensation Committee reported to the Board of Directors at its meeting held March 5, 1997.

     Executive Compensation Policies. The Corporation's executive compensation policies are designed to attract and retain executives and motivate them to achieve the Corporation's business goals through a combination of cash and stock-based compensation. The key elements of executive compensation principally consist of cash salary, occasional discretionary cash bonuses, stock option awards, and to a lesser extent, restricted stock awards. The Compensation Committee also takes into account the full compensation package afforded to each executive, including retirement benefits and other benefits generally available to all eligible employees such as the Corporation's matching contributions under the Employees' Savings and Stock Bonus Plan and group life insurance and health benefits. In 1995 and 1996, independent consultants were retained to study the Corporation's compensation policy and develop strategies to relate a greater portion of compensation to performance. The Incentive Plan, discussed below, was formulated as part of this ongoing study.

     Cash Compensation -- Salary. Cash salary traditionally has been the primary element of executive compensation. In determining salary levels for executive officers, the Compensation Committee considers the following subjective and quantitative factors:

     - job level and responsibility;

     - recent corporate performance, including results of operations, success in implementing corporate strategy and long-term goals and development of future strategies;

     - individual performance, particularly as related to special projects or for extraordinary contributions; and

     - an objective of keeping total cash compensation at the 75th percentile or better as shown in a survey of a group of companies compiled by an independent consultant, which for 1996 comprised at least 54 industrial companies with sales in excess of $1.5 billion (which group included three companies also included in Standard & Poor's Oil (Domestic Integrated) Stock Index discussed under "Performance Graph"), in recognition of the Corporation's need to remain competitive in attracting and retaining talented executives to work as part of a lean management team functioning in a demanding corporate and market environment.

     The salary increase for executive officers, including the named executive officers, averaged 6.26% in 1996. Salary increases, including increases in respect of promotions, on an annualized basis over the preceding five years ending in 1996 averaged 4.54%.

     Cash Compensation -- Bonus. Cash bonuses generally have not been paid, but have occasionally been utilized to reward extraordinary effort by an individual or performance that was particularly beneficial to the Corporation.

     Although cash bonuses are granted on a discretionary basis primarily to reward individual contribution and thus are not necessarily tied to any particular measure or level of corporate performance, such bonuses have generally been awarded more liberally following periods of superior performance by the Corporation. No cash bonuses were paid to executive officers in 1996. However, the Compensation Committee is currently reviewing the feasibility of a performance-based cash incentive program in order to relate a greater portion of total cash compensation to performance.

     Incentive Plan. The Incentive Plan was developed to align senior management's compensation more closely with the interests of stockholders. The guiding principle was to develop a program that would be:

     - stock-based

     - performance-oriented

     - accounting and cost efficient

     - competitive with that of other major companies

     - clear, concise and understandable to stockholders

     The Incentive Plan was adopted by the Board of Directors at its December 1995 board meeting and approved by stockholders at the last annual meeting. The Incentive Plan is a broad-based plan that provides the Compensation Committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The Compensation Committee believes that a plan of this type affords the Compensation Committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value. The Incentive Plan initially reserved for issuance 4,500,000 shares, of which 2,861,500 remain available for future awards.

     Awards under the Incentive Plan to executive officers have been primarily option-based, as the Committee determined this would align executive and stockholder interests most closely, and would be most accounting efficient in that no charge to earnings is recorded upon the grant of stock options. The Compensation Committee's reliance on stock options reflects a growing trend toward greater use of stock options by large industrial companies.

     In 1996, the Compensation Committee awarded stock options for an aggregate of 628,500 shares, including 301,500 shares to executive officers. Except for one award, in the case of each stock option award, options constituting 40% of the total present value of the awards were made exercisable at the market price of the Corporation's Common Stock on the date of grant, and options constituting 60% of such value were made exercisable at a 10% premium to the market price. The level of stock option awards to the five most highly compensated executive officers were determined using substantially the same methodology as used for the Chief Executive Officer, discussed below. The Compensation Committee's intention in granting premium options was to provide greater incentive for maximizing shareholder value, since the executive realizes the full value of the award only in the event of significant appreciation in stock price. The performance-based nature of the options will permit any compensation paid in respect of these options to any executive in a fiscal year in excess of $1 million to be deductible for Federal income tax purposes.

     A total of 19,000 shares of restricted stock vesting in three years were awarded under the Incentive Plan during 1996, of which 10,000 shares were awarded to an executive officer in connection with his hiring.

     Restricted Stock Plan. Under the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan (the "Restricted Stock Plan") approved by stockholders of the Corporation in 1981, restricted shares of the Corporation's Common Stock and book value appreciation units (each representing the increase, if any, in the Corporation's book value per share of Common Stock over the vesting period) have been awarded from time to time to attract and retain key management and executive employees and to provide incentives for such employees to work for the Corporation's long-term growth and return to stockholders. However, since the adoption of the Incentive Plan, the Committee has not utilized the Restricted Stock Plan for executive officers. In selecting employees to participate in the Restricted Stock Plan and in determining the amount of an award to be granted, the Compensation Committee has considered a number of subjective factors, including the functions and responsibilities of the employee, the employee's past and potential contribution to the profitability and growth of the Corporation, the value of the employee's services, and the amount and timing of prior awards. The Restricted Stock Plan originally had 1,500,000 shares of Common Stock and an equal number of book value appreciation units available for grant; at year-end 1996, the Restricted Stock Plan had 217,750 shares of Common Stock and 293,750 book value appreciation units available for grant. The Restricted Stock Plan will expire in 1997. Awards of 76,000 shares of restricted stock, vesting in three years, were made to non-executive officers and other employees in 1996. No book value appreciation units were awarded in 1996.

     Other Benefit Plans. The Corporation has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the Corporation, subject to applicable limits imposed on contributions and benefits under the Code. In addition to group life insurance and health benefit plans, the Corporation has adopted the Employees' Savings and Stock Bonus Plan, approved by stockholders in 1981, under which participants can elect to invest on a pre-tax or after-tax basis up to 10% of salary in seven funds, one of which invests in Common Stock, and the Corporation provides matching contributions up to 5% of salary for each participant, all of which are invested in Common Stock. The Corporation believes that this matching structure helps to align the financial interests of all participants with those of stockholders to encourage them to work toward enhancing the value of the Common Stock.

     In 1995 the Corporation provided a relocation allowance to Mr. Laidlaw. The Corporation has also provided a housing allowance to Mr. Bianchi since his relocation from Tulsa to New York. These allowances were made as an inducement to relocate and to defray moving expenses as well as anticipated increased costs associated with living in the New York metropolitan area.

     Compensation of the Chief Executive Officer. Mr. John B. Hess' salary for 1996 was established by reference to a comparison of total cash compensation of the chief executive officer of eight petroleum companies, including six companies in the Corporation's peer group, the Standard & Poor's Oil

(Domestic Integrated) Stock Index, and by reference to a similar comparison in a survey of industrial companies with revenues in excess of $1.5 billion. Mr. John
B. Hess' salary for 1996 was below the total cash compensation at the 75th percentile for the chief executive officer in both surveys.

     In making awards of stock options to Mr. John B. Hess under the Incentive Plan in December 1996, as well as awards to the other named executive officers, the Compensation Committee did not rely on any particular measure of the Corporation's past performance to determine award levels, but rather on comparative analyses of peer compensation in order to gauge competitive levels of performance-based compensation and with the objective to provide incentives to management to improve returns to stockholders. The Compensation Committee relied on data compiled by an independent consultant, the primary source of which was a survey of 350 industrial companies with revenues comparable to those of the Corporation. The Compensation Committee's objective was to grant a combination of market and premium options, the total present value of which (based on expected option values derived from the consultant's pricing model) would provide long-term incentive compensation at the 75th percentile of such compensation for chief executive officers in the survey. Based on this methodology, the Compensation Committee awarded Mr. John B. Hess 40,000 shares at an exercise price of $58.75, the closing market price on the grant date of December 4, 1996, and 65,000 shares at an exercise price of $64.62, or 110% of such grant date price.

     The Compensation Committee concluded that the total of Mr. John B. Hess' cash salary and the grant date present value of his long-term incentive compensation was reasonable compared with that of his peers. Mr. John B. Hess' 1996 total compensation was approximately 23% below the 75th percentile total compensation for chief executive officers in the last survey mentioned above. Moreover, in keeping with the Compensation Committee's objective to better align senior management's compensation more closely with stockholders' interests, approximately 67% of Mr. John B. Hess' 1996 total compensation as shown in the Summary Compensation Table and Option Grants Table is performance-based.

                                          Nicholas F. Brady

                                          Peter S. Hadley

                                          William I. Spencer

  PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the Corporation's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Stock Index, which includes the Corporation, and the cumulative total return, assuming reinvestment of dividends, of Standard & Poor's Oil (Domestic Integrated) Stock Index, a published industry index which includes the Corporation, as of each December 31 over a five-year period commencing on December 31, 1991 and ending on December 31, 1996:

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
                            YEARS ENDED DECEMBER 31

                                                                              S&P OIL (DOMES-
        MEASUREMENT PERIOD             AMERADA HESS      S&P 500 STOCK        TIC INTEGRATED)
      (FISCAL YEAR COVERED)             CORPORATION          INDEX              STOCK INDEX
1991                                            100.00              100.00              100.00
1992                                             98.18              107.62              102.13
1993                                             97.48              118.46              107.60
1994                                             99.84              120.03              112.90
1995                                            117.38              165.13              128.53
1996                                            129.58              203.05              162.55

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the Corporation's voting securities by beneficial owners known by the Corporation to hold more than 5% of any such class:

                                                                  AMOUNT AND
                                   NAME AND ADDRESS               NATURE OF
                                     OF BENEFICIAL                BENEFICIAL          PERCENT
     TITLE OF CLASS                      OWNER                   OWNERSHIP(a)         OF CLASS
------------------------  -----------------------------------    ------------         --------

Common Stock............  Leon Hess                               11,830,375(b)         12.7
                          c/o Amerada Hess Corporation
                          1185 Avenue of the Americas
                          New York, New York 10036
Common Stock............  FMR Corp.                                7,333,331(c)          7.87
                          Edward C. Johnson 3d
                          Abigail P. Johnson
                          c/o FMR Corp.
                          82 Devonshire Street
                          Boston, Massachusetts 02109

---------------

     (a) The information in the above table and in the notes thereto was obtained, with respect to FMR Corp., from the Schedule 13G filed with the Securities and Exchange Commission in February 1997 by FMR Corp. Information with respect to Mr. Leon Hess is as of February 1, 1997 and with respect to FMR Corp. is as of December 31, 1996.

     (b) Mr. Leon Hess has sole voting and dispositive power over these shares.

     (c) This amount includes 419,960 shares as to which such beneficial owner has sole voting power, 11,400 shares as to which it has shared voting power, 7,321,931 shares as to which it has sole dispositive power and 11,400 shares as to which it has shared dispositive power. FMR Corp. controls Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, which is the beneficial owner of 6,730,871 shares of Common Stock of the Corporation as a result of acting as investment adviser to various registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 556,460 shares of Common Stock of the Corporation.

     Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of Common Stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. Members of the Johnson family, through their ownership of voting common stock and the execution of a shareholders' voting agreement among the Johnson family group and all other Class B shareholders, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The number of shares reported in the table above with respect to such beneficial owner includes 31,400 shares owned directly by Mr. Johnson or in Johnson family trusts. Mr. Johnson has sole voting and dispositive power over 20,000 shares, and shared voting and dispositive power over 11,400 shares.

     Of the shares reported in the table above with respect to such beneficial owner, 14,600 shares are beneficially owned by Fidelity International Limited ("FIL"), a Bermudian joint stock company and an investment adviser to various investment companies and certain institutional investors. FIL has sole voting and dispositive power over these shares. A partnership controlled by Mr. Edward
C. Johnson 3d and members of his family owns shares of FIL stock having 47.22% of the voting power of FIL voting stock. Mr. Johnson 3d is also the chairman of FIL. FIL currently operates as an entity independent of FMR Corp. and Fidelity. FMR Corp. and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required thereunder to attribute to each other securities beneficially owned by each other. However, FMR Corp. made its 13G filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the Corporation on February 1, 1997, except as otherwise noted. The persons listed below each have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column "Percent of Outstanding Shares of Common Stock Owned," the securities held represent less than one percent of the Common Stock.

                                                            AMOUNT AND
                                                            NATURE OF         PERCENT OF
                                                            BENEFICIAL        OUTSTANDING
                                                           OWNERSHIP OF        SHARES OF
                                                              COMMON            COMMON
        NAME                                                 STOCK(a)         STOCK OWNED
        ----                                               ------------       -----------
    Marco B. Bianchi.......................................      31,191          --
    Nicholas F. Brady......................................       1,000          --
    J. Barclay Collins II..................................      55,282          --
    Peter S. Hadley........................................       1,046(b)       --
    John B. Hess...........................................   1,704,514(c)         1.8
    Leon Hess..............................................   9,646,471           10.4
                                                              2,183,904(d)         2.3
    Edith E. Holiday.......................................       1,000          --
    William R. Johnson.....................................          --          --
    Thomas H. Kean.........................................       1,000          --
    W. S. H. Laidlaw.......................................     152,152(e)       --
    H. W. McCollum.........................................      93,197          --
    Roger B. Oresman.......................................      72,584(f)       --
    John Y. Schreyer.......................................      70,293          --
    William I. Spencer.....................................         500          --
    Robert N. Wilson.......................................       1,700          --
    Robert F. Wright.......................................     120,089          --
    All directors and executive officers as a group........  14,320,862           15.3

---------------

     (a) These figures include 1,666 shares vested in the name of Mr. Bianchi, 281 shares vested in the name of Mr. Collins, 10,909 shares vested in the name of Mr. J. B. Hess, 5,152 shares vested in the name of Mr. Laidlaw, 7,678 shares vested in the name of Mr. McCollum, 2,293 shares vested in the name of Mr. Schreyer, and 51,448 shares vested for all executive officers and directors as a group under the Corporation's Employees' Savings and Stock Bonus Plan, as to which these individuals and the group have investment power but generally do not have voting power, except with respect to shares purchased with each such individual's own contributions, which will be voted by the plan trustee in accordance with such individual's written instructions; and 5,000 shares held in escrow under the Restricted Stock Plan and 3,000 shares held in escrow under the Incentive Plan for Mr. Bianchi, 10,000 shares held in escrow under the Restricted Stock Plan for Mr. Collins, 20,000 shares held in escrow under said Plan for Mr. J. B. Hess, 20,000 shares held in escrow under said Plan for Mr. Laidlaw, 10,000 shares held in escrow under said Plan for Mr. Schreyer, and 91,000 shares held in escrow under said Plan and 30,000 shares held in escrow under the Incentive Plan for all executive officers and directors as a group, as to which these individuals and the group have voting power but not investment power. These amounts also include shares underlying options to purchase Common Stock of the Corporation, exercisable within 60 days of the date as of which this information is provided, awarded under the Incentive Plan in the following amounts: Mr. Bianchi, 11,500 shares, Mr. Collins, 45,000 shares, Mr. John B. Hess, 149,000 shares, Mr. Laidlaw, 90,000 shares, Mr. Schreyer, 45,000 shares and all executive officers and directors as a group, 411,000 shares. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of Common Stock underlying such options until such options are exercised.

     (b) Mr. Hadley holds these shares jointly with his wife and shares voting and investment power.

     (c) This figure includes 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust of which Mr. J. B. Hess is trustee and 33 1/3% of the common stock of which is owned by Mr. J. B. Hess. The preferred stock of such corporation has 99% of the total voting power of all classes of stock of such corporation. As trustee Mr.
        J. B. Hess has voting power and investment power with respect to such preferred stock. Mr. J. B. Hess' mother is the beneficiary of this trust and Mr. Leon Hess has a remainder interest therein. This figure also includes 64,934 shares held by a trust for the benefit of Mr. J. B. Hess and his children, of which Mr. J. B. Hess is trustee.

     (d) This figure includes 175,218 shares held by five corporations (including that referred to in note (e) below) of which Mr. Leon Hess is an officer, director and owner of voting preferred stock having at least 80% of the total voting power of all classes of stock and 26,186 shares held by five trusts of which Mr. Leon Hess is trustee. It also includes 1,982,500 shares held by Hess Foundation, Inc. of which Mr. Leon Hess is an officer and a director. It excludes 107,286 shares held by Capitol Street Corporation, in which Mr. Hess indirectly owns an equity interest as described above in "Certain Transactions and Other Information." Mr. Hess disclaims beneficial ownership of such shares. Mr. Leon Hess' address is in care of the Corporation, 1185 Avenue of the Americas, New York, New York 10036.

     (e) Mr. Laidlaw also owns the common stock of a corporation, the preferred stock of which is owned by Mr. Leon Hess, which owns 35,000 shares of Common Stock. The preferred stock has more than 92% of the total voting power of all classes of stock of this corporation.

     (f) This figure includes 62,457 shares held in trusts of which Mr. Oresman is a co-trustee and with respect to which he has shared voting and investment power.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young as the independent auditors of the Corporation for the fiscal year ending December 31, 1997. Ernst & Young has acted for the Corporation in such capacity since November 1, 1971. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

     If the stockholders do not ratify the selection of Ernst & Young, the selection of independent auditors will be reconsidered by the Board of Directors.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. The fees of said organization for this solicitation are not expected to exceed $20,000, exclusive of expenses.

     Proposals which stockholders wish to include in the Corporation's proxy materials relating to the 1998 Annual Meeting of Stockholders must be received by the Corporation no later than November 27, 1997.

     It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                      By order of the Board of Directors,

                                          CARL T. TURSI
                                               Secretary
New York, New York
March 27, 1997

PROXY


                            AMERADA HESS CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997


     The undersigned appoints JOHN B. HESS, W.S.H. LAIDLAW and LEON HESS, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 7, 1997, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

     Please indicate on the reverse side of this card how your stock is to be voted.

     If not otherwise specified, shares will be voted FOR all nominees in Item 1 and FOR Proposal 2 on the reverse side of this card.

     Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.

                 (Continued and to be signed on reverse side.)
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

                                                                                                                 Please mark
                                                                                                                 your votes as [X}
                                                                                                                 indicated in
                                                                                                                 this example.

The Board of Directors recommends
a vote FOR all nominees




1.  Election of the following           FOR           WITHHOLD AUTHORITY                 WITHHOLD FOR THE FOLLOWING ONLY
    nominees as Directors for      all nominees    to vote for all nominees    (Write the name of the nominee(s) in the space below)
    three-year term expiring
    in 2000: P.S. Hadley,               [ ]                 [ ]                -----------------------------------------------------
    J.B. Hess, W.R. Johnson,
    J.Y. Schreyer, W.I. Spencer

The Board of Directors recommends
    a vote FOR Proposal 2


2.  Ratification of the selection     FOR          AGAINST          ABSTAIN
    of Ernst & Young LLP as
    independent auditors for fiscal   [ ]            [ ]              [ ]
    year ending December 31, 1997.



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SIGNATURES(S) ----------------------------------------------------------------------------  Date ---------------------------------
NOTE:        Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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